Exhibit 99.1

Alliqua BioMedical Inc. and Adynxx, Inc. Announce Merger Agreement to Create NASDAQ-listed Clinical-Stage Pharmaceutical Company with a Focus on Pain and Inflammation

LANGHORNE, PA & SAN FRANCISCO, CA, October 12, 2018 — Alliqua BioMedical, Inc. (Nasdaq:ALQA) and Adynxx, Inc., a privately held biopharmaceutical company, today announced that they have entered into a definitive merger agreement under which the stockholders of Adynxx would become the majority owners of Alliqua’s outstanding common stock on a fully-diluted basis. The proposed merger will create a public clinical-stage pharmaceutical company focused on developing a platform of first-in-class, disease-modifying, non-opioid therapies for the treatment of pain. Adynxx’s lead product candidate, brivoligide for the reduction of postoperative pain, is intended to provide long-term pain relief and reduced opioid usage with a single administration at the time of surgery in a group of patients with a greater risk of experiencing increased and prolonged pain following surgery.

“We are excited about creating multiple ways for our shareholders to maximize value with Alliqua,” said Dave Johnson, CEO of Alliqua. “First, as announced in May, we intend to make a special cash dividend to our stockholders before the merger. Second, following an extensive review of strategic alternatives, Alliqua’s Board of Directors has determined that the signing of our definitive agreement with Adynxx will allow our stockholders the opportunity to enjoy value appreciation in their equity holdings. Finally, we are currently exploring alternatives for our 16,500 square foot GMP custom hydrogel manufacturing facility in Langhorne, PA to maximize value for our shareholders.”

“With the ongoing opioid crisis in the United States, there is a critical need for novel and effective non-opioid therapeutics to treat pain and reduce opioid usage,” noted Rick Orr, CEO of Adynxx. “Following this transaction, our goal is to accelerate the development of brivoligide to benefit patients that would otherwise experience greater pain and higher levels of opioid usage following surgery. We also plan to build a robust pipeline of novel therapeutics for pain and inflammation through development of our earlier-stage internal programs, our ongoing discovery collaboration leveraging artificial intelligence, and additional in-licensing activities.”

"We believe moving into the public markets will allow Adynxx to rapidly advance brivoligide and create significant value for shareholders,” added Dennis Podlesak, Adynxx Chairman and Partner of Domain Associates. “The benefits of the merger, combined with the strength of the management team, will also position the company to create additional value through potential pipeline expansion with a strategic focus on pain and inflammatory diseases."

The results of Adynxx’s Phase 2 studies conducted in patients undergoing total knee arthroplasty suggest that a single administration of brivoligide prior to surgery can reduce both pain with walking and pain at rest following surgery, shorten the period of time needed to achieve mild postoperative pain and reduce the need for postoperative opioids in subjects that are high scorers on the pain catastrophizing scale (PCS), all with a very favorable safety profile. The clinical profile of brivoligide in high scorers on the PCS will be prospectively evaluated in upcoming Phase 2 clinical studies in total knee arthroplasty and mastectomy. Each trial will involve approximately 130 subjects scoring 16 or greater on the PCS. Both studies are designed to provide guidance for the planned Phase 3 pivotal studies to be initiated after meetings with regulatory authorities. The proposed indication for brivoligide is the treatment of postoperative pain in patients that score 16 or greater on the PCS.

The proposed merger remains subject to certain conditions, including approval by Alliqua’s and Adynxx’s stockholders.

About the Proposed Merger

The merger is structured as a stock-for-stock transaction whereby all of Adynxx’s outstanding shares of common stock and securities convertible into or exercisable for Adynxx’s common stock will be converted into Alliqua common stock and securities convertible into or exercisable for Alliqua common stock. Under the exchange ratio formula in the merger agreement, immediately after the merger the former Adynxx securityholders are expected to own approximately 86% of the aggregate number of shares of the Alliqua common stock issued and outstanding following the consummation of the merger, and the existing stockholders of Alliqua are expected to own approximately 14% of the aggregate number of shares of the Alliqua common stock issued and outstanding following the consummation of the merger. Under certain circumstances further described in the merger agreement, the exchange ratio may be adjusted in a manner that would reduce the percentage of the aggregate number of post-merger shares of Alliqua common stock held by the existing stockholders of Alliqua.

Upon closing of the transaction, Alliqua will be renamed Adynxx, Inc. and will be headquartered in San Francisco, California under the leadership of Adynxx’s current management team. Prior to closing, Alliqua will seek stockholder approval to conduct a reverse split of its outstanding shares to satisfy listing requirements of the Nasdaq Capital Market. The combined company is expected to trade on the Nasdaq Capital Market under a new ticker symbol. The merger agreement has been unanimously approved by the board of directors of each company. The transaction is expected to close by the first quarter of 2019, subject to approvals by the stockholders of each company and other customary closing conditions.

H.C. Wainwright & Co. is acting as Alliqua’s financial advisor in the transaction and MTS Securities, LLC is acting as financial advisor to Adynxx. Haynes and Boone, LLP is serving as legal counsel to Alliqua and Cooley LLP is serving as legal counsel to Adynxx with respect to the transaction.

About Alliqua BioMedical, Inc.

Alliqua can provide a custom manufacturing solution to partners in the medical device; cosmetics; and OTC industry, utilizing its proprietary hydrogel technology. Alliqua's electron beam production process, located at its 16,500 square foot GMP manufacturing facility in Langhorne, PA, allows Alliqua to custom manufacture a wide variety of hydrogels. Alliqua's hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit https://ir.stockpr.com/alliqua/email-alerts.

About Adynxx

Adynxx, Inc., located in San Francisco, California, is a clinical-stage pharmaceutical company developing a potentially transformative technology platform addressing pain at its molecular roots – treating the development of pain following surgery or trauma and established chronic pain syndromes. Adynxx`s approach is to transform pain management by approaching pain as a disease rather than a symptom. For more information, visit www.adynxx.com.

About Brivoligide

Brivoligide (AYX1) is an investigational drug intended to reduce acute post-surgical pain with a single administration at the time of surgery. It acts by locally inhibiting EGR1 activity at the time of surgery or trauma in neurons critical to pain sensation, switching off the sequence of events leading to exacerbated pain after surgery, including pain with movement. EGR1 is a transcription factor transiently upregulated in the spinal cord and dorsal root ganglia at the time of surgery or trauma. During this short period of upregulation, EGR1 triggers waves of gene transcription and subsequent protein expression that change neuronal properties, establishing mechanical hypersensitivity and leading to long-term pain arising from a single traumatic incident.

About the Pain Catastrophizing Scale

The Pain Catastrophizing Scale (PCS) is a validated and sensitive 13-item clinical tool, developed in 1995, which assesses the three domains of the catastrophizing construct: rumination, helplessness and magnification. Each item is rated on a zero to four-point scale, with the total score ranging from zero to 52. Patients with a score of 16 or higher on the PCS are more likely to experience inadequate pain relief following surgery and represent 25-35% of all patients undergoing surgery. The relationship between PCS score and pain has been extensively documented and more than 600 papers have been published on use of the PCS in acute and chronic pain populations. Elevated scores on the PCS may reflect altered descending pain modulation neuronal networks associated with enhanced postoperative pain. The PCS can be provided to patients well in advance of surgery and easily integrated into the patient assessment and education flow to reliably identify patients suitable for brivoligide treatment. PCS data were collected in all three Phase 2 studies of brivoligide and show consistent effects in subjects with high PCS scores.

Safe Harbor Statements

Additional Information about the Proposed Merger and Where to Find It

In connection with the proposed merger, Alliqua intends to file relevant materials with the Securities and Exchange Commission, or the SEC, including a proxy statement. Investors and security holders of Alliqua and Adynxx are urged to read these materials when they become available because they will contain important information about Alliqua, Adynxx and the proposed merger. The proxy statement and other relevant materials (when they become available), and any other documents filed by Alliqua with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Alliqua by directing a written request to: Alliqua, Inc., Inc. 2150 Cabot Blvd West, Suite B, Langhorne, PA 19047, Attn: Investor Relations. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No public offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Alliqua and its directors and executive officers and Adynxx and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Alliqua in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed merger will be included in the proxy statement referred to above. Additional information regarding the directors and executive officers of Alliqua is also included in Alliqua’s Annual Report on Form 10-K for the year ended December 31, 2017 and the proxy statement for Alliqua's 2018 Annual Meeting of Stockholders. These documents are available free of charge at the SEC web site (www.sec.gov) and from Investor Relations at Alliqua at the address described above.

Forward Looking Statements

Alliqua cautions you that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Such statements include, but are not limited to, statements regarding the structure, timing and completion of our proposed merger with Adynxx; our continued listing on the Nasdaq Capital Market prior to and after the proposed merger; our expectations regarding the capitalization, resources and ownership structure of the combined organization; our expectations regarding the sufficiency of the combined organization's resources to fund the advancement of any development program or the completion of any clinical trial; the nature, strategy and focus of the combined organization; the safety, efficacy and projected development timeline and commercial potential of any product candidates; the executive officer and board structure of the combined organization; and the expectations regarding voting by Alliqua and Adynxx stockholders. Alliqua and/or Adynxx may not actually achieve the proposed merger, or any plans or product development goals in a timely manner, if at all, or otherwise carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements, and you should not place undue reliance on these forward-looking statements. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Alliqua's and Adynxx's current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with stockholder approval of and the ability to consummate the proposed merger through the process being conducted by Alliqua and Adynxx, the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources for combined company operations and to conduct or continue planned clinical development programs, the timing and ability of Alliqua or Adynxx to raise additional equity capital to fund continued operations; the ability to successfully develop any of Adynxx's product candidates, and the risks associated with the process of developing, obtaining regulatory approval for and commercializing drug candidates that are safe and effective for use as human therapeutics. Risks and uncertainties facing Alliqua are described more fully in Alliqua's periodic reports filed with the SEC available at www.sec.gov. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Alliqua undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.